UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2023

5E Advanced Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41279	87-3426517
(State or other jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

19500 State Highway 249, Suite 125, Houston, Texas 77070

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (346) 439-9656

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FEAM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Susan Brennan as CEO

On March 21, 2023, the Board of Directors (the “Board”) of 5E Advanced Materials, Inc. (“5E” or the “Company”) announced the appointment of Ms. Susan Brennan as the Company’s new Chief Executive Officer, effective April 24, 2023 (the “Effective Date”). Ms. Brennan will succeed Mr. Anthony Hall, whose designation as the Company’s principal executive officer will terminate as of the Effective Date. Mr. Hall will commence an immediate process, aided by the Company’s Chairman, Mr. David Salisbury, to transition the CEO function to Ms. Brennan and ensure a quick and effective handover.

Ms. Brennan, age 60, has served as the President of Susan Brennan Leadership, LLC, a consulting firm that advises companies in the energy, automotive, and technology industries, since October 2022. Before launching Susan Brennan Leadership, LLC, Ms. Brennan served as the President and Chief Executive Officer of Romeo Power, an energy technology leader delivering electrification solutions for complex commercial vehicle applications, from August 2021 to October 2022. From November 2013 to August 2021, Ms. Brennan served as the Chief Operations Officer of Bloom Energy Corporation. Previously, she spent decades in a variety of leadership positions in the automotive manufacturing industry, including at Nissan North America, the Ford Motor Company, and the Douglas and Lomason Company. Ms. Brennan holds a Master of Business Administration in Economics from the University of Nebraska at Omaha and a Bachelor of Science in Microbiology from the University of Illinois-Campaign-Urbana.

The Board has approved Ms. Brennan’s employment as Chief Executive Officer as set forth in an Employment Agreement (the “Employment Agreement”). Ms. Brennan will receive a base salary of $500,000 per year and participate in the Company’s annual incentive plans for executive officers as further described in the Company’s most recent Annual Report on Form 10-K, as amended, with a target bonus opportunity of eighty percent (80%) of her annual base salary. She will receive an annual equity award for fiscal year 2023 with a value equivalent to $1.0 million, which is expected to consist of fifty percent (50%) restricted share units (“RSUs”) and fifty percent (50%) performance share units (“PSUs”), in each case subject to applicable vesting terms (including performance vesting terms) to be determined by the Board or its Compensation Committee. All equity grants will be made under the Company’s 2022 Equity Compensation Plan (the “Equity Compensation Plan”). Ms. Brennan will also be eligible to receive an additional one-time sign-on bonus of 400,000 stock options having a per share exercise price of one and a half (1.5) times the average ten (10) day closing stock price for the ten (10) trading days immediately prior to the Effective Date (the “Sign-On Bonus”). Ms. Brennan will also be eligible to participate in other Company benefit plans consistent with the Company’s other executives. The Sign-On Bonus and any RSUs or PSUs awarded under the Equity Compensation Plan to Ms. Brennan are subject to shareholder approval.

Ms. Brennan’s Employment Agreement provides severance benefits to her if her employment is terminated by the Company for reasons other than for cause, or by Ms. Brennan for good reasons (as each term is defined in the employment agreement). However, if such termination is within three months prior to or within 12 months immediately after a change in control of the Company (the “Change in Control Period”), Ms. Brennan would receive a higher level of severance benefits. Severance benefits under the Employment Agreement and in connection with a change of control are “double trigger” and any payments under the Employment Agreement are subject to Ms. Brennan’s execution of a general release in favor of the Company and its affiliates, and their respective officers and directors, as well as compliance with a perpetual confidentiality obligation, a non-disparagement obligation, a covenant not to compete, and a covenant not to solicit the Company’s customers or employees during employment and for 18 months following any termination of employment. Finally, pursuant to the terms of the equity awards Ms. Brennan receives under the Equity Compensation Plan, if Ms. Brennan is terminated by the Company for reasons other than for cause, by her for good reason, or by reason of her death or disability, she may be entitled to accelerated vesting, and/or pro-rated vesting, for certain of her equity or equity-linked awards, depending on whether the termination is during a Change in Control Period.

The foregoing summary of Ms. Brennan’s Employment Agreement is not complete and is qualified in its entirety by the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1.

A copy of the press release related to these announcements is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated March 20, 2023.

99.1	Press Release, dated March 21, 2023.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

5E Advanced Materials, Inc.

By:	/s/ Chantel Jordan
Chantel Jordan
Senior Vice President, General Counsel, Corporate Secretary and Chief People Officer

Date: March 21, 2023